Exhibit 4.4

Pursuant to Instruction 4(a) as to Exhibits of Form 20-F, certain identified information (marked by [***]) has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

First Amendment to the
Research and Development Collaboration and License Agreement

This is the first Amendment (hereinafter “Amendment”) to the Research and Development Collaboration and License Agreement between Bayer Pharma AG, a company formed under the laws of Germany, having a place of business at Muellerstrasse 178, 13353 Berlin, Germany (hereinafter: “BAYER”) and Compugen Ltd, a company formed under the laws of Israel, having a place of business at 72 Pinchas Rosen Street, Tel Aviv 69512, Israel (hereinafter: “Compugen”) effective as of 5 August 2013 (hereinafter: the “Agreement”).

WHEREAS             The parties wish to amend the exhibit specifying the Bayer Development Process.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	The parties agree to replace Exhibit 1.3 of the Agreement by Exhibit 1.3 attached to this Amendment, describing the “Bayer Development Process”.

2.	This Amendment shall become retroactively effective as of 5 August 2013.

3.	All capitalized terms used herein shall have the meaning set forth in the Agreement. Except as expressly amended pursuant to this Amendment, all other terms and conditions of the Agreement shall remain in force unchanged and apply to this Amendment.

SIGNED for and on behalf of Bayer Pharma AG	SIGNED for and on behalf of Compugen Ltd

Date: February 3, 2014	Date: February 5, 2014

/s/ Dr. Karl Ziegelbauer Dr. Karl Ziegelbauer (Head GDD - TRG Oncology / Gynecological Therapy)	/s/ Anat Cohen-Dayag President and CEO

/s/ Dr. Bertolt Kreft Dr. Bertolt Kreft (Head GDD-ONC/GT-IABDC)

Exhibit 1.3: Bayer Development Process

[***, 3 pages]